EXHIBIT 5.1

                               LeBaron Law Offices
                            C. Frederick LeBaron, Jr.
                       53 S. Washington Street, Suite 200
                               Hinsdale, IL 60521

                                  June 10, 2002

Board of Directors
Torpedo Sports USA, Inc.
2401 PGA Boulevard
Suite 190
Palm Beach Gardens, Florida 33410

Re:      Registration Statement on Form S-8
         Opinion of Counsel

Gentlemen:

          As counsel for Torpedo Sports USA, Inc. (the "Corporation"), a Nevada corporation, I have examined the Certificate of Incorporation, the Bylaws and Minutes of the Corporation and such other corporate records, documents and proceedings, and have considered such questions of law as I deemed relevant for the purpose of this opinion. I have also, as such counsel, examined the Corporation's Registration Statement on Form S-8 (the "Registration Statement"), which will be filed with the Securities and Exchange Commission today or shortly thereafter, covering the sale of an aggregate of up to 1,000,000 shares (the "Shares") of the Corporation's common stock which includes shares received upon exercise of the 2002 Stock Option Plan (the "Plan") as described in and in accordance with the terms of the Registration Statement.

          Based upon the foregoing, I am of the opinion that the Shares, when issued in accordance with the Plan, will be duly and validly issued as fully paid and non-assessable shares of common stock of the Corporation.

         I hereby consent to the use of my name in such Registration Statement and to the filing of this opinion as Exhibit 5.1 thereto. In giving this consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder.


                         /s/ C. Frederick LeBaron, Jr.